NEWS RELEASE

NOVAGOLD Announces Date of its 2025 Virtual

Annual Meeting of Shareholders

•	NOVAGOLD’s Annual General Meeting of Shareholders will be held virtually on May 15, 2025, at 1:00 p.m. PDT
•	Shareholders may vote on matters before the Meeting by proxy, join the virtual Meeting and vote, and submit questions either during the webcast or in advance by email
•	Following the Meeting, Chairman Dr. Thomas Kaplan and President and CEO Greg Lang will host a virtual presentation centered on the Donlin Gold project, a premier Tier 1 gold development project[1]

April 30, 2025 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) will hold the Company’s 2025 Annual General Meeting of Shareholders on May 15, 2025, at 1:00 p.m. PDT (4:00 p.m. EDT) (the “Meeting”). On this occasion, Shareholders will elect Directors for the ensuing year, appoint external auditors, and cast a non-binding advisory vote on the Company’s executive compensation program. Following the Meeting, Chairman Dr. Thomas Kaplan and President and CEO Greg Lang will provide an overview of:

•	NOVAGOLD’s 2024 achievements;

•	Recent transaction announcement to acquire Barrick Gold’s 50% interest in Donlin Gold with partner Paulson Advisers LLC; and

•	The outlook for the remainder of 2025.

NOVAGOLD VIRTUAL MEETING AND SHAREHOLDER PARTICIPATION

The Meeting will be held virtually only. Shareholders may cast their vote in advance by proxy and participate from any geographic location with internet connectivity. We believe holding the Meeting virtually will enhance Shareholder accessibility and help reduce the carbon footprint of our activities. Please refer to NOVAGOLD’s Management Information Circular dated March 24, 2025, for detailed instructions on voting.

Shareholders may view a live webcast of the Meeting and registered Shareholders as well as duly appointed proxyholders may submit questions digitally during the Meeting at: www.virtualshareholdermeeting.com/NG2025.

Questions may also be submitted to management and to the Board of Directors prior to the Meeting via email at info@novagold.com. Shareholders are encouraged to log in to the Meeting 15 minutes prior to the scheduled start time. Please make sure to have the 16-digit control number from your voting materials available when logging in to the Meeting.

Shareholders may contact Kingsdale Advisors, the Company’s strategic advisor, by telephone at 1-866-228-8818 (toll-free in North America) or 1-416-623-2514 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com. More information about the Meeting can be obtained by visiting www.novagoldagm.com.

NOVAGOLD’s Management Information Circular dated March 24, 2025 and Annual Report to Accompany the Management Information Circular are available on the Company’s website, www.novagold.com/investors/mic, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov.

www.novagold.com Page | 1

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

www.novagold.com

1NOVAGOLD defines a Tier One gold development project as one with a projected life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.